Exhibit 10.1
SEPARATION AND MUTUAL RELEASE
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made as of the 7th day of January, 2008, by and between CAROL M. FRANKLIN (“Executive”) and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (the “Corporation”) (Executive and the Corporation are referred to sometimes hereinafter individually as “Party” and collectively as, the “Parties”).
W I T N E S S E T H:
     WHEREAS, Executive is currently employed by the Company, and has been notified by the Company that such employment will terminate effective as of the close of business on December 31, 2007 (the “Date of Termination”); and
     WHEREAS, on and subject to the terms and conditions of this Agreement, Executive and the Corporation desire to settle fully and finally all matters between them, including, without limitation, any matters that relate to Executive’s employment, the termination of that employment, or Executive’s association with the Corporation generally, whether as an employee, shareholder or otherwise.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:
     1. Termination of Employment. Executive acknowledges that her employment with the Corporation will terminate effective as of the Date of Termination. From and after the Date of Termination, Executive shall not make any statements or engage in conduct which would lead any person or entity to believe that she is an employee, consultant, agent or other authorized representative of the Corporation or any of its subsidiaries.
     2. Separation Pay; Waiver of Notice and Cure Periods. The Corporation shall pay to Executive as separation pay the following amounts, to be paid on the Corporation’s next regularly scheduled pay date following the Termination Date, net of any applicable tax and other required withholdings:
(a)	any unpaid portion of Executive’s full base salary for the period from the last period for which Executive was paid to the Date of Termination and any vacation pay and other cash entitlements accrued by Executive as of the Termination Date; and

(b)	the amount of $53,765.04, which is equivalent to fourteen (14) weeks of the Executive’s base salary as of the Date of Termination.
     3. Continuation of Certain Benefits. From the Date of Termination and continuing for a period of fourteen (14) weeks beyond the Date of Termination, Executive shall be entitled to continue to receive the medical, dental and vision insurance benefits provided by the Corporation to Executive as of the Date of Termination, as though she had remained in the employment of the Corporation for such period. If for any reason, whether by law or provisions of the Corporation’s employee benefit plans or otherwise, any benefits to which Executive would be entitled under the foregoing sentence cannot be paid pursuant to such employee benefit plans, then the Corporation hereby agrees to pay to Executive the difference between (x) the benefits which Executive would have received in accordance with the foregoing and (y) the amount of benefits, if any, actually paid by the Corporation or such employee benefit plan. The Corporation shall not be required to pre-fund its obligation to pay the foregoing difference. Notwithstanding the foregoing, to the extent the Corporation, in writing, reasonably requests Executive to elect COBRA continuation coverage during such period to enable the Corporation to continue providing coverage as required hereunder, Executive shall timely do so.
     4. Outplacement Services. In addition to the separation pay and benefits described in Sections 2 and 3 hereof, the Corporation shall make available to the Executive outplacement services with Challenger, Gray & Christmas, Inc. or such other executive placement service provider as the Corporation shall determine and shall bear the expense of such services for Executive’s benefit up to a maximum of $1,500.
     5. Return of Corporation Property. Executive agrees that she will promptly return to the Corporation all property belonging to the Corporation and that she will otherwise comply with the Corporation’s normal employment termination procedures. By way of example only, the Corporation’s property includes, but is not limited to, items such as keys, vehicles, credit cards, cell phones, pagers, computers, all originals and copies (regardless of the form or format on which such originals and copies are maintained) of all Corporation specifications and pricing information, all customer lists and other customer-related information, all supplier lists and other supplier-related information, computer discs, tapes and other documents which relate to the business of the Corporation and/or its customers and/or its suppliers.
     6. Standstill Covenant. Through the first anniversary of the Date of Termination, Executive and her Representatives (as defined below) shall not, directly or indirectly: (a) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, more than five percent (5%) of any outstanding class of voting securities or securities convertible into voting securities of the Corporation, (b) propose to, or attempt to induce any other individual or entity to, enter into, directly or indirectly, any merger, consolidation, business combination, asset purchase (other than routine purchases in the ordinary course of business of product offered for sale by the Corporation) or other similar transaction involving the Corporation or any of its affiliates, (c) make, or in any way participate in any solicitation of proxies to vote, execute any consent as a Corporation shareholder, act to call a meeting of the Corporation’s shareholders, make a proposal to be acted upon by the Corporation’s shareholders or seek to advise or influence any person with respect to the voting or not voting of any securities of the Corporation, (d) form, join or in any way participate in a partnership, syndicate, joint venture or other “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), with respect to any voting securities of the Corporation or transfer Executive’s voting rights with respect to any securities of the Corporation (by voting trust or otherwise), (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Corporation or seek a position on the Board, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) advise, assist or encourage any other persons in connection with any of the foregoing. If Executive has initiated any of the foregoing activities prior to the Date of Termination, Executive shall cease, terminate and otherwise refrain from conducting such activities and shall take any and all necessary steps to effect the foregoing and any proposals made by Executive as a shareholder of the Corporation on or before the Date of Termination, are hereby withdrawn. As used herein, the term “Representative” shall include Executive’s employees, agents, investment bankers, advisors, affiliates and associates of any of the foregoing and persons under the control of any of the foregoing (as the term “affiliate,” “associate” and “control” are defined under the 1934 Act). Executive also agrees during such period not to request the Corporation or its representatives, directly or indirectly, to amend or waive any provision of this Section 6 (including this sentence) to take any action which might require the Corporation to make a public announcement regarding the possibility of a merger, consolidation, business combination or other transaction of any kind with Executive or any affiliate of Executive.
     7. Mutual General Release and Covenant Not-to-Sue.
     (a) By Executive.
(i)	Except as is otherwise explicitly provided herein, Executive, for herself, her agents, attorneys, Representatives, affiliates, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases and discharges the Corporation, its subsidiaries and other affiliates, predecessors and successors, their respective shareholders, officers, directors, employees, heirs and assigns (individually, a “Releasee” and collectively, “Releasees”), from any and all Claims which Executive may have had, may now have, or may hereafter claim or assert against the Releasees on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment or other association with the Corporation, its subsidiaries or other affiliates (as an employee, shareholder or otherwise) or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination.

As used herein, “Claims” shall mean all claims, counterclaims, cross-claims, actions, causes of action, demands, obligations, debts, disputes, covenants, contracts, agreements, rights, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys’ fees and costs of suit), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, in contract or in tort (including, without limitation, bad faith and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation. Without limiting the generality hereof, this release (and the defined term “Claims” as used in this Agreement) covers Claims based upon torts (such as, for example, negligence, fraud, defamation, wrongful discharge); express and implied contracts (except this Agreement); federal, state or local statutes and ordinances; and every other source of legal rights and obligations which may be validly waived or released.

(ii)	Executive covenants and represents that she has not filed and will not in the future file or permit to be filed in her name, or on her behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of the release in Section 7(a)(i) against any of the Releasees. Further, Executive represents and warrants that she has not suffered any on-the-job injury for which she has not filed a claim.

(iii)	Nothing contained in this Section 7(a) shall be deemed to waive any remedy available to Executive at law or in equity in the event of a breach by the Corporation (or any of its successors) of its or their obligations under this Agreement.

(iv)	Excluded from the release and covenant not to sue set forth in Sections 7(a)(i) and 7(a)(ii), respectively, are any Claims which cannot be waived by law and any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement, any benefit policy, plan or program) and any claims against any Releasee for fraud, deceit, theft or misrepresentation.

(v)	Executive acknowledges and agrees that it is her intention that the release set forth in Section 7(a)(i) be effective as a full and final release of each and every thing released herein.
     (b) By the Corporation.
(i)	Except as is otherwise expressly provided herein, the Corporation, for itself, its subsidiaries and other affiliates, agents, attorneys, representatives, officers, directors, shareholders, predecessors, successors and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases and discharges Executive, her affiliates, heirs and assigns (individually, an “Executive Releasee” and collectively, “Executive Releasees”), from any and all Claims which the Corporation may have had, may now have, or may hereafter claim or assert against the Executive Releasees, on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment or any other association with the Corporation, its subsidiaries or any of its other affiliates (whether as an employee, shareholder or otherwise), or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination.

(ii)	The Corporation covenants and represents that it has not filed and will not in the future file or permit to be filed in its name, or on its behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of this release against any of the Executive Releasees.

(iii)	Excluded from the release and covenant not to sue set forth in Sections 7(b)(i) and 7(b)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement) and any Claims against any Executive Releasee for fraud, deceit, theft or misrepresentation.

(iv)	The Corporation acknowledges and agrees that it is its intention that the release set forth in Section 7(b)(i) be effective as a full and final release of each and every thing released herein.
     8. Non-Disclosure and Non-Competition Agreement. The Corporation and Executive acknowledge that they are parties to a Non-Disclosure and Non-Competition Agreement dated August 3, 2001 (the “NDNCA”). Following the Date of Termination, Executive shall continue to remain bound by the covenants and agreements of the NDNCA which are stated therein to survive or continue beyond the termination of Executive’s employment. In addition, Executive agrees that for a further period of nine months following the Date of Termination, Executive shall not, in the United States of America, or in any other country of the world in which the Corporation or any of its subsidiaries do business, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, corporation or other entity, engage or participate in, become employed by, be connected with, lend credit or money to, furnish consultation or advice or permit her name to be used in connection with, any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, part of a corporation or other entity engaged in the business of: (a) providing testing and/or measurement equipment for the telecommunications or cable television industry; or (b) selling or attempting to sell any products or services which are the same as or similar to products or services sold by the Corporation. The paragraph is not intended to prohibit the Executive from working in a Competing Business so long as the division or subsidiary or affiliate for which the Executive is working is not in and of itself engaged in a Competing Business of the Corporation.
     9. Non-Admission of Liability. It is acknowledged and agreed that nothing contained herein, including but not limited to the consideration paid hereunder, constitutes or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of either Party hereto.

     10. Non-Disparagement.
(a)	Executive agrees that she will not, at any time, make any disparaging statements about the Corporation or any Releasee to any current, former or prospective employer, any applicant referral source, any current, former or prospective employee of the Corporation, any current, former or prospective customer or supplier of the Corporation, the media, or to any other person or entity.

(b)	The Corporation agrees that none of the members of the Corporation’s Board of Directors or Senior Leadership Team, as constituted on the date hereof, will at any time make any disparaging statements about Executive to any former or prospective employer of Executive or to any other person or entity. The Corporation will instruct its employees not to make any disparaging statements about Executive.

(c)	As used in this Section 10, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the integrity, competence, or good character of the person or entity to whom the communication relates.
     11. Remedies for Breach. Each Party will be entitled to pursue any remedy available at law or in equity for any breach of this Agreement by the other Party. Each Party acknowledges that remedies at law may be inadequate to protect against its breach of this Agreement and hereby in advance agrees, without prejudice to any rights to judicial relief the other Party may otherwise have, to the granting of equitable relief, including injunctive relief, in the other Party’s favor without proof of actual damages.
     12. Representations/Warranties by Executive. Executive represents and warrants to the Corporation that the following statements are true and correct:
(a)	Executive is signing this Agreement voluntarily and is legally competent to do so.

(b)	Executive has been advised to consult, and has in fact consulted, an attorney of her own choice before signing this Agreement.

(c)	Executive has read and fully understands each of the provisions of this Agreement, she has been given sufficient and reasonable time to consider each of them and fully understands her rights under all applicable laws and the ramifications and consequences of her execution of this Agreement.

(d)	No promises, agreements or representations have been made to Executive to induce her to sign this Agreement, except those that are written in this Agreement.

(e)	Executive has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 7(a) (the “Executive’s Release”).

(f)	The consideration received by Executive for the Executive’s Release constitutes lawful and adequate consideration.

(g)	Executive has not engaged in any of the activities listed in subsections (a)-(g) of Section 6 hereof.
     13. Representations/Warranties by the Corporation. The Corporation represents and warrants to Executive that the following statements are true and correct:
(a)	This Agreement has been duly authorized and executed by the Corporation.

(b)	The Corporation has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 7(b) (the “Corporation’s Release”).

(c)	The consideration received by the Corporation for the Corporation’s Release constitutes lawful and adequate consideration.
     14. Waiver of Rights. If in one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement; and the obligations of both Parties under this Agreement shall continue in full force and effect.
     15. Severability/Applicability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.
     16. Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators and personal representatives.
     17. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given the next business day (or when received if sooner) if it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed, to the respective address of such Party specified below its or her signature below. Either Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner provided in this Agreement. Each Party irrevocably consents to service of process in connection with disputes arising out of this Agreement or otherwise in the manner provided for notices in this Section 17. Nothing in this Agreement will affect the right of any Party to service process in any other manner permitted by law.
     18. Entire Agreement. Except as otherwise stated herein, and except for any right Executive may have under that Agreement dated March 10, 2005 between Executive and Corporation for certain change in control benefits, this Agreement supersedes and replaces all prior and contemporaneous written or oral agreements relating to Executive’s employment, compensation and employment termination.
     19. Interpretation; Enforcement. This Agreement will be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provision. The Parties hereto further agree that any action to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. Each Party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.
     20. Amendment. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Corporation.
     21. Acknowledgment of Waiver of Claims Under ADEA. Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Corporation agree that this waiver and release does not apply to any rights that or claims that might arise under the ADEA after the date of this Agreement. Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she has at least twenty-one (21) days within which to consider this Agreement, (b) she has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement and (c) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Corporation by the close of business on the seventh (7th) day from the date that Executive signs this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:

/s/ Carol M. Franklin

Carol M. Franklin

Address: 7 Tulip Lane

Morristown, NJ 07960-6768

TOLLGRADE COMMUNICATIONS, INC.

By:	/s/ Sara M. Antol

Name:	Sara M. Antol
Title:	General Council & Secretary
Address:	493 Nixon Rd. Cheswick, PA 15024 Attention: General Counsel